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                                                                  EXHIBIT 99.1

     2980 Fairview Park Drive, Suite 1400, Falls Church, VA 22042-4525
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     FOR IMMEDIATE RELEASE:  September 21, 2001
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     Contact(s):  Sandi Abadinsky                     Paul Paquin
                  Corporate Communications            Investor Relations
                  703-205-1063                        703-205-1039
                  sandi.abadinsky@capitalone.com      paul.paquin@capitalone.com

           Capital One Financial Agrees To Acquire PeopleFirst Inc.
                        Expands Auto Financing Business

        Falls Church, Va. (September 21, 2001) - Capital One Financial (NYSE:
        COF) today announced it has agreed to acquire PeopleFirst Inc., the nation's largest online provider of direct motor vehicle loans. This acquisition will make Capital One one of the nation's largest providers of direct-to-consumer auto loans.

             The purchase price is 3.7 million shares of Capital One common stock. Capital One has agreed to file a registration statement with respect to the resale of such shares promptly after the consummation of this acquisition. Capital One confirmed that it is on track to meet its projected third quarter earnings as well as its previously announced 30 percent growth in earnings per share for 2001.

             "Leveraging PeopleFirst's successful online business model with Capital One's proven ability to customize products will ultimately benefit auto buyers nationwide," said Richard D. Fairbank, Capital One's Chairman and Chief Executive Officer. PeopleFirst is the pioneer of an innovative financing option that allows consumers to conveniently secure financing before purchasing a motor vehicle.

             Capital One entered the auto finance business in 1998 when it acquired Summit Acceptance Corporation and is now growing the business as Capital One Auto Finance. "With the acquisition of PeopleFirst, Capital One extends its auto finance strategy to superprime consumers and those directly seeking flexible financing online," Fairbank said.

                                    -more-

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Capital One Financial Agrees to Acquire PeopleFirst
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             PeopleFirst Inc., a privately held company with more than 270 employees based in San Diego, CA, will become a wholly owned subsidiary of Capital One. After the acquisition, the current senior team at PeopleFirst will continue to manage its operations. PeopleFirst has provided nearly $2 billion worth of financing to help customers purchase motor vehicles since the company started originating loans in 1997.

             "We are excited to become part of the Capital One family," said Gary Miller, CEO and co-founder of PeopleFirst. " Not only does Capital One bring significant resources and opportunities for PeopleFirst to leverage, but they also share our strong commitment to customers."

             Credit Suisse First Boston advised Capital One on this acquisition; Merrill Lynch advised PeopleFirst. The parties intend to close the transaction as soon as practicable upon satisfaction of closing conditions.

        About Capital One

        Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.CapitalOne.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 38.1 million customers and $35.3 billion in managed loans outstanding as of June 30, 2001. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

        About PeopleFirst Inc.

        Founded in 1995, PeopleFirst is the nation's largest online motor vehicle lender, originating and servicing consumer auto and motorcycle loans, primarily via the Internet. PeopleFirst is the pioneer of an innovative financing option that gives consumers the flexibility to finance their purchase of a new or used car or motorcycle at virtually any dealership in the country up to their pre-approved loan amount without having to renegotiate the terms. The company also provides financing for lease buyouts, refinances of existing loans, and the purchase of vehicles from private individuals. The company presently offers auto and motorcycle loans in 48 states plus the District of Columbia. To obtain more information about PeopleFirst, visit the company's Web site at http://www.peoplefirst.com.
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Capital One Financial Agrees to Acquire PeopleFirst
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        Capital One cautions that its current expectations for its earnings are forward-looking statements and actual results could differ materially due to a number of factors, including competition in the credit card, installment loan, and auto finance industries and general economic conditions affecting consumer income and spending, which may affect consumer borrowing, bankruptcies, delinquencies, and charge-offs. A discussion of these and other factors can be found in Capital One's annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One's report on Form 10-K for the year ended December 31, 2001.